Exhibit 10.15

Employment Agreement

THIS EMPLOYMENT AGREEMENT (“Agreement”) is by and between Horace Mann Service Corporation, an Illinois corporation, headquartered in Springfield, Illinois (“Company”) and Steve Cardinal (“Executive”).

WHEREAS, it is in the best interest of the Company and Executive that the terms and conditions of Executive’s services be formally set forth.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1. Employment Title and Duties; Reporting Relationship. During the Employment Term, as defined below, Executive shall serve in the position of Executive Vice President, Chief Marketing Officer reporting to the President and Chief Executive Officer of the Company. Executive shall have such duties and authority as shall be determined from time to time by the President & Chief Executive Officer. Executive’s principal place of employment shall be Springfield, Illinois, or such other location as the parties mutually agree.

2. Term. Unless terminated by either party as provided in Paragraph 7 below, Executive shall be employed by the Company for a period commencing upon on December 1, 2008 and ending on the third (3rd) anniversary thereof (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with such third (3rd) anniversary and on each anniversary thereof (each, an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period (“Extended Employment Term”), unless the Company or Executive provides the other party hereto with sixty (60) days’ prior written notice before the expiration of the then current Employment Term, that the Employment Term shall not be so extended. Any such Extended Employment Term is also subject to termination as provided in Paragraph 7.

3. Compensation. The Company agrees to provide Executive with the following compensation for all services rendered by Executive under this Agreement.

3.1 Base Salary. During the Employment Term, the Company shall initially pay Executive a base salary at an annualized rate of Three Hundred Eighty Thousand Dollars and No Cents ($380,000.00), payable in regular installments in accordance with the Company’s usual payment practices. Executive will be eligible for increases in Executive’s base salary, if any, as may be determined from time to time in accordance with the Company’s Salary Administration Policy and in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

3.2 Annual Incentive Plan. Beginning with the 2009 performance period, Executive shall be eligible to receive an annual incentive award (“Annual Incentive Award”) pursuant to the Amended and Restated 2002 Incentive Compensation Plan, as amended from time to time (including any successor plan, the “Incentive Compensation Plan”). Executive’s Target Bonus Opportunity (as hereafter defined) for the 2009 performance period will be 50% of base salary. The Annual Incentive Award, if any, for a fiscal year shall be payable in the year following the year to which it relates, no later than March 15. Further, if the Target Bonus Opportunity is adjusted downward, Executive’s opportunity shall be no lower than any other Company Executive Vice President. Executive must be employed by the Company on the date of payment in order to receive any payment of the Annual Incentive, unless otherwise provided in Section 7.

3.3 Long-Term Incentive Plan. During the Employment Term and beginning with the 2009-2010 performance period, Executive will be eligible to participate in the long-term incentive program (LTIP) pursuant to the Incentive Compensation Plan, as amended from time to time. Executive’s target opportunity for the 2009-2010 performance period will be Five Hundred Thousand Dollars and No Cents ($500,000.00).

3.4 Sign-on award.

(a) Equity. Upon approval of the Board, Executive will receive an award of restricted stock units valued at Fifty Thousand Dollars and No cents ($50,000.00) and an award of stock options valued at Four Hundred Fifty Thousand Dollars and No cents ($450,000.00). Executive’s right to the restricted stock units and stock options shall vest in accordance with the following schedule: 25% upon the date of the Award, 25% on the first (1st) anniversary of the date of the Award, 25% on the second (2nd) anniversary of the date of the Award, and 25% on the third (3rd) anniversary of the date of the Award. The restricted stock units and options shall be governed in accordance with separate applicable agreements and shall be subject to the terms of the Incentive Compensation Plan pursuant to which they are granted. In the event that the Board fails to approve a grant of restricted stock units and stock options by December 31, 2008, Executive shall be eligible to receive a total payment up to the gross amount of Five Hundred Thousand Dollars and No Cents ($500,000.00) payable in equal gross amounts of One Hundred and Twenty-Five Thousand ($125,000.00) on or before December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011, if Executive remains employed on such dates, subject to Paragraph 7.3(c)(vi).

(b) Cash. The Company will pay Executive a gross cash sign-on bonus of Eighteen Thousand Dollars and No Cents ($18,000.00). This amount will be paid on the next available payroll period following the effective date of this Agreement. It is not eligible compensation under the Incentive Compensation Plan or any other employee benefit plan.

3.5. Deductions and Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes and other amounts as may be required to be withheld pursuant to any applicable law or regulation.

3.6. Relocation Expenses. Executive shall be eligible to participate in the Company’s Relocation Program, as amended from time to time. The Company and Executive have agreed to additional relocation benefits which are attached and incorporated into this Agreement as Exhibit A, which is to be read in conjunction with the Horace Mann Relocation Policy.

3.7. Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus, change in control and incentive plans as defined herein) as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company.

3.8 Retention Bonus. Executive will receive a Retention Bonus which shall be One Hundred Thousand Dollars and No Cents ($100,000.00). The Retention Bonus is payable in 2009, on or before March 15, 2009, so long as Executive’s employment with the Company is not terminated voluntarily by Executive or terminated for Cause as defined in Section 7 herein prior to that date.

4. Change in Control Agreement. The parties acknowledge that Executive and the Company are parties to a Change in Control Agreement that provides severance benefits in specified circumstances following a change in control of the Company (the “Change in Control Agreement”).

5. Extent of Services. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the Company’s business, and the active performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict, interfere with or diminish Executive’s performance of such services for the Company, either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior written approval of the Board, from accepting appointment to or continuing to serve on the boards of directors of, or to hold any other offices or positions in or with respect to, other companies, organizations or entities; provided in each case, and in the aggregate, that such activities do not materially conflict, interfere with or diminish the performance of Executive’s services to the Company hereunder.

6. Reimbursement of Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Termination of Employment Agreement and Compensation Upon Termination.

7.1 Executive’s Employment Term may be terminated as follows, provided that during the sixty (60) day notice period provided in 7(b) and (d) below, the Company may assign Executive different duties or no duties, as long as the Company complies with its financial obligations under this Agreement during that period. Such termination of employment shall constitute the termination of the Employment Term and all of the Company’s obligations to the Executive by the Company, except as specifically provided in this Agreement.

(a) By the Company immediately for Cause (as hereinafter defined).

(b) By the Company upon sixty (60) days written notice without Cause.

(c) Automatically, without the action of either party, upon the death of Executive.

(d) Voluntarily by Executive upon sixty (60) days written notice.

(e) By Executive, upon existence of Good Reason (as hereinafter defined).

(f) Upon Executive’s termination following a Change of Control (as described in the Change of Control Agreement Section 4 above).

(g) By either party upon a determination of Total Disability (as hereinafter defined) of Executive.

7.2 Definitions of “Cause,” “Good Reason,” and “Total Disability”.

(a) Cause. “Cause” shall mean serious, willful misconduct by the Executive such as, for example, the commission by the Executive of a Felony arising from specific conduct of the Executive that reasonably relates to his qualification or ability (personal or professional) to perform his duties to the Group or a perpetration by the Executive of a common law Fraud against the Group. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering his or her termination for Cause (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board). The resolution of the Board shall contain a finding that in the good faith opinion of the Board the Executive was guilty of conduct constitutes “Cause” as defined above and specifying the particulars thereof in detail. Notwithstanding the foregoing, the Executive shall have the right to contest his or her termination for Cause.

(b) Good Reason. “Good Reason” shall mean any of the following events:

(i) any material diminution in Executive’s duties or responsibilities to the Company, or a requirement that Executive report to someone other than the President and Chief Executive Officer of the Company;

(ii) any required relocation of Executive from Springfield, Illinois, to another site more than fifty (50) miles away;

(iii) a diminution in Executive’s annual Base Salary of more than ten percent (10%) below Executive’s then current Base Salary; or

(iv) a material diminution in Executive’s potential annual Incentive Award Target Opportunity (“Target Bonus Opportunity”). For purposes of this sub-paragraph, a material diminution is defined as a reduction of 10% or more below the Target Bonus Opportunity from the prior year under the Horace Mann Incentive Compensation Program (or such similar program as may replace the Incentive Compensation Program). For example, if in the prior year the Target Bonus Opportunity was 50%, a reduction of the Target Bonus Opportunity to 39% or below, would be a material diminution.

(v) notwithstanding the preceding, Good Reason shall not be deemed to exist until and unless Executive provides written notice to the Company within ninety (90) days after the initial existence of one of the above conditions and the Company is provided thirty (30) days to remedy the condition and fails to do so.

(c) “Total Disability” shall mean that if by reason of accident or illness of Executive, Executive is unable to substantially perform his employment duties, and is expected to be in such condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. The determination of whether a Total Disability exists or has occurred shall be based on the determination of a physician mutually acceptable to the Company and Executive.

7.3 Compensation Upon Termination. If Executive’s employment hereunder is terminated in accordance with the provisions of Section 7.1 hereof, the Company will be obligated to provide to Executive compensation and benefits, in lieu of any severance under any severance plan that the Company may then have in effect and subject to setoff for any amounts owed by Executive to the Company or any affiliate of the Company by reason of any contract, agreement, promissory note, advance, failure to return Company property or loan document, as detailed below. Unless otherwise provided, amounts payable under this section will be paid as soon as practicable and in accordance with pay out dates specified in applicable plans.

(a) Upon Termination for death or Total Disability. If Executive’s employment hereunder is terminated by reason of his death or Total Disability (except with respect to 7.3(a)(v) below), under Sections 7.1 (c) or (g) hereof, the Company will provide to Executive or Executive’s estate or beneficiaries:

(i) any accrued Base Salary and Annual Incentive payments earned on a pro-rata basis as of the date of termination;

(ii) reimbursement for expenses incurred by him prior to the date of termination that are subject to reimbursement pursuant to this Agreement (the “Accrued Reimbursable Expenses”);

(iii) vesting in Executive’s benefit in the Horace Mann Nonqualified Supplemental Money Purchase Pension Plan;

(iv) full vesting for all earned but unvested equity and incentive compensation (including restricted stock units, options, and long term incentive program awards) held by Executive;

(v) upon Executive’s termination by reason of death, a lump sum equal to six (6) months of Executive’s then current Base Salary.

(b) Upon Termination by Company for Cause or Voluntarily by Executive. If Executive’s employment is terminated by the Company for Cause or if Executive voluntarily terminates his employment with the Company under Sections 7.1 (a) or (d), the Company will:

(i) pay Executive any accrued Base Salary; and

(ii) pay Executive the Accrued Reimbursable Expenses (as defined in (a) above).

(c) Upon Termination by the Company without Cause or upon a Good Reason Termination. If Executive’s employment is terminated by the Company without Cause or upon a Good Reason Termination under Sections 7.1 (b) or (e), the Company will:

(i) pay Executive any accrued Base Salary and Annual Incentive payments earned on a pro-rata basis as of the date of termination;

(ii) pay Executive the Accrued Reimbursable Expenses (as defined in (a) above);

(iii) pay an amount equal to two (2) times Executive’s then current Base Salary; if such termination occurs during the initial three year Employment Term or an amount equal to the

Executive’s current Base Salary if such Termination occurs during an Extended Employment Term. Such payment will be made in a lump sum within 30 days after termination;

(iv) pay (directly to the provider) for a period of up to 18 months after the date of termination any premiums for group medical or dental coverage for Executive and/or Executive’s eligible dependents, provided Executive timely elects and maintains such coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and satisfies all other eligibility requirements under COBRA;

(v) fully vest Executive in Executive’s benefit in the Horace Mann Nonqualified Supplemental Money Purchase Pension Plan.

(vi) fully vest Executive in all earned but unvested equity and incentive compensation (including restricted stock units, options, and long term incentive program awards) and the remainder of any alternative cash payments due under Paragraph 3.4 which have not yet been paid.

(vii) make payment for transportation of household goods to a city other than Springfield, Illinois, up to the amount paid by the Company for transportation of Executive’s household goods for Executive’s relocation from Scottsdale, Arizona to Springfield, Illinois. Such payment shall be made within 30 days of presentation to Horace Mann of receipts for the move away from Springfield, Illinois. Such payment amount will be grossed up for taxes.

(d) Upon Termination by the Company without Cause Six (6) months prior to a Change in Control. If Executive’s employment is terminated by the Company without Cause six (6) months prior to a Change in Control, the Company will pay Executive the greater of the payments he is entitled to receive under this Agreement or the amount of payments and benefits he would be entitled to receive upon a Change in Control under the Change in Control Agreement which Executive and the Company are parties. Any such payments due under this paragraph will thus be offset by any payments received under Paragraph 7.3(c) above and will be paid in a lump sum within 30 days after a Change in Control.

8. Restrictive Covenants.

8.1 Confidentiality.

(a) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer, client and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, clients, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of Executive’s employment with the Company, Executive will have access and will use in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company and its affiliates, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Illinois Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that Executive establishes, is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement.

(b) Executive agrees that Executive will not for himself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (1) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (2) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s duties for the Company or its affiliates; or (3) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, Executive shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

8.2 Non-Competition. During any period in which Executive is employed by the Company, and for one year (or six (6) months following Executive’s Termination of Employment during an Extended Employment Term), Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with or for a Competitor, as those terms are defined herein.

(a) Competitive Position means any employment or performance of services with a Competitor in which Executive has executive or Senior Management level duties for such Competitor.

(b) Restricted Territory means any geographic area in which the Company does business and in which Executive had responsibility for, or Confidential Information about, such business within the twenty-four (24) months prior to Executive’s termination of employment from the Company.

(c) Restricted Activity means any activity for which Executive had executive responsibility for the Company within the twenty-four (24) months prior to Executive’s termination of employment from the Company or about which Executive had Confidential Information.

(d) Competitor means any entity or individual (other than the Company), that derives a primary portion of its revenue by providing the following services to educators and educational institutions: sales and underwriting of property, casualty and life insurance, annuity products and related financial products or other products or services substantially the same or similar to those offered by the Company while Executive was employed, or other products or services offered by the Company within twenty four (24) months prior to the termination of Executive’s employment if Executive had responsibility for, or Confidential Information about, such other products or services while Executive was employed by the Company.

8.3 Non-Solicitation Of Employees. While employed and for one year following Executive’s termination of employment, Executive will not, either individually or as a employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom Executive was involved in recruiting while Executive was employed by the Company.

8.4 Equitable Relief And Other Remedies - Construction.

(a) Executive acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(b) Executive acknowledges that the Company will be damaged by a violation of this Agreement and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a breach of any of the covenants and agreements contained in Paragraph 8, to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if a court of competent jurisdiction determines that Executive violated Paragraph 8.2 hereof Executive agrees that the period of violation shall be added to the Period in which Executive’s activities are restricted.

(c) The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law.

8.5 Survival Of Provisions. The obligations contained in this Paragraphs 8 and in Paragraphs 9, 10, 11 and 13 below shall survive the cessation of the Employment Term and Executive’s employment with the Company and shall be fully enforceable thereafter.

9. Notification Of Existence Of Agreement. Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post termination obligations of this Agreement apply, Executive shall immediately advise said other employer (or partnership) of the existence of this Agreement and shall immediately provide said employer (or partnership or service recipient) with a copy of Paragraph 8 of this Agreement.

10. Notification Of Subsequent Employment. For one year following Executive’s termination, Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained period in which Executive’s post termination obligations set forth in Paragraph 8 apply.

11. Dispute Resolution.

11.1. In the event of a dispute in connection with this Agreement, Executive and Company agree to use their best efforts to first attempt a resolution of said dispute through discussion.

11.2. Any dispute arising out of or relating to this Agreement, including the breach, termination, or validity thereof, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. During the arbitration, each Party shall pay for his or its own costs and attorneys fees, if any.

11.3. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Springfield, Illinois. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Springfield, Illinois.

11.4. Notwithstanding the foregoing provisions of this Paragraph 11, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of the Employment Agreement in question. In addition, any party shall be entitled to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by the Executive shall be brought in a state or federal court located in Springfield, Illinois. Such actions brought by the Company shall be brought in a state or federal court located in Springfield, Illinois; the Executive’s state of residency; or any other forum in which the Executive is subject to personal jurisdiction. The Executive specifically consents to personal jurisdiction in the State of Illinois for such purposes.

11.5 IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

12. Executive Representations and Warranties. By entering into this Agreement, Executive represents and warrants that he is not knowingly breaching or violating any provision of any law or regulation. Executive has not knowingly provided to the Company, nor has been requested by the Company to provide, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and will not knowingly use any protected trade secrets of any former employer in the course of his/her employment hereunder.

13. General.

13.1. Entire Agreement. This Agreement, including the Incentive Compensation Plan and benefit plans and the Change in Control Agreement referred to in Paragraphs 4 and 7 and employment policies and rules of conduct of general applicability adopted by the Company from time to time, contains the entire agreement between the parties with respect to its specific subject matter and supersedes all prior oral and written communications, agreements and understandings between the parties with respect to the terms and conditions of Executive’s employment. In the event of a conflict between this Agreement and other policies, or agreements of the Company, this Agreement shall prevail.

13.2 Legal Fees. The Company shall or reimburse Executive for up to Ten Thousand Dollars and No Cents ($10,000.00) in legal fees and expenses of counsel incurred by Executive in connection with the preparation, negotiation, execution, and delivery of this Agreement.

13.3 Amendments. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Executive and by an authorized officer of the Company.

13.4 Effect of waiver. No waiver by any person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

13.5 Written notice. Any notice, consent, demand, request, or other communication given to a person in connection with this Agreement shall be in writing and shall be deemed to have been duly given to such Person when delivered personally to such person; sent by facsimile or other electronic transmission with telephone confirmation of receipt (numbers noted below); or when sent by recognized overnight courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Last address on file with the Company

If to Company:

Senior Vice President – Corporate Services

1 Horace Mann Plaza

Springfield, IL 62715

Phone: (217) 788-5300

Fax: (217) 535-7277

Paul.Andrews@horacemann.com

With a copy to Chief Counsel

1 Horace Mann Plaza

Springfield, IL 62715

Phone: (217) 788-5757

Fax: (217) 788-5776

Rhonda.Armstead@horacemann.com

13.6. Binding agreement. This Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

13.7. Governing law. This Agreement is deemed to be accepted and entered into in the State of Illinois and shall be governed by and construed and interpreted according to the internal laws of the State of Illinois without reference to conflicts of law principles.

13.8. Severability of Provisions. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such provision found by a arbitrator or court to be invalid or unenforceable, such provision will be deemed modified by the arbitrator or court so that it will be enforced to the greatest extent permissible under law and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

13.9. Amounts Payable Subject to Set-off. All amounts payable hereunder are subject to set-off for any debt owed by Executive to the Company.

13.10. Post-Employment Cooperation. Following any termination of the employment of the Employee, the Employee shall reasonably cooperate with the Company (subject to Executive’s then current employment obligations) in all matters relating to the winding up of his/her pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. In addition, for a period of six (6) months following Executive’s termination of employment for any reason, he shall reasonably cooperate with the Company with respect to any matters that arose during the course of his employment. The Company agrees to cooperate with Executive so that Executive’s obligations under the preceding sentence shall not interfere with any subsequent employment. The Company shall reimburse Executive’s reasonable out-of-pocket expenses incurred in connection therewith.

13.11. Successors and Assigns. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if, there be no such designee, to Executive’s estate. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive. Executive specifically consents to the assignment of this Agreement, and all rights of the Company herein, to any affiliate of the Company

13.12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.13. IRC Section 409A. This Agreement is not intended to constitute a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). Notwithstanding the foregoing, if this Agreement or any benefit paid to Executive hereunder is subject to Section 409A and if the Executive is a “Specified Executive” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first six (6) month period beginning on the date of a termination of employment hereunder shall, to the extent required by Section 409A, be delayed during such six (6) month period and shall commence immediately following the end of such six (6) month period (and, if applicable, the period in which such payments were scheduled to be made if not for such delay shall be extended accordingly). In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

13.14. Paragraph Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed the Agreement effective the day and year first above written.

HORACE MANN SERVICE CORPORATION		STEVE CARDINAL

By:	/s/ Paul D. Andrews	/s/ Stephen P. Cardinal
Paul D. Andrews
Senior Vice President

Dated: November 20, 2008		Dated: November 20, 2008

EXHIBIT A

Chief Marketing Officer Relocation

November 14, 2008

Parameters

•	Guaranteed Home Buy-Out policy benefits

SPECIAL NOTE: The candidate will not be offered the benefit of an equity loan.

•	Horace Mann will provide the candidate with temporary living facilities from December 1, 2008 until the date of his new home closing or June 30, 2009, whichever is later.

•

If other business travel does not support a scheduled stop in Phoenix, AZ, Horace Mann will pay normal business transportation costs for one (1) round trip per calendar month from Springfield, IL to Phoenix, AZ during the period December 1, 2008 to June 30, 2009.

Proposed Home Sale Strategy and Calendar

January

•	Initiate relocation

•	Two (2) agents/brokers recommended/pre-screened by the relocation company from different companies referred to candidate

•	Agent/brokers meet with candidate and submit a Comparative Market Analysis (CMA) to the relocation company who will review and discuss with candidate

•	If the average results of the two CMA’s vary by more than 5% a third CMA will be ordered. The two closest will be averaged to establish the most probable sale price

•	Candidate selects listing agent/broker and home is listed (approx. mid month)

•	Listing price cannot exceed 105% of the average of the 2 CMA’s received/used to determine list price

February - April

•	Candidate markets home for 90 days

•

If an acceptable buyer is found during the 90 day marketing period the buyer and offer must be approved by the relocation company. The candidate should not sign the purchase contract as that will result in negative tax consequences.

April

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At the end of the 90 day marketing period, select two (2) Employee Relocation Council (ERC) certified appraisers from a list provided by the relocation company and independent relocation appraisals will be ordered to determine the home value

•	The ERC appraisal will determine current market value based on “as is” condition and the most probable sale price within the next 120 day period

•	Home inspections ordered

May

•	Appraisals submitted to relocation vendor

•	If there is more than a 5% variance in the value of the two appraisals, a third will be ordered and the two closest will be averaged to determine the Guaranteed Sale Offer.

•	Home inspection reports submitted to relocation vendor and any required repairs will be the candidates responsibility

•	Vendor prepares and issues Guaranteed Sale Offer and Contract of Sale to candidate

•	The Guaranteed Sale Offer if valid for a maximum of 30 days. During this period, candidate will continue to market the home

May - June

•	If the candidate has been unsuccessful in finding a buyer during the offer period, they may accept the Guaranteed Sale Offer by signing and returning the Contract of Sale

•	If accepted, the candidate is expected to vacate the property within 30 days of their acceptance of the offer